                                    CONTRACT

                                 BY AND BETWEEN

              TCI REALTY LLC, A DELAWARE LIMITED LIABILITY COMPANY

                                       AND

              TELETECH SERVICES CORPORATION, A COLORADO CORPORATION

                                TABLE OF CONTENTS

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                                                                        PAGE
                                                                        ----
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ARTICLE I THE PROPERTY....................................................1

ARTICLE II CONSIDERATION; SELLER'S REPURCHASE RIGHT.......................2

ARTICLE III DUE DILIGENCE REVIEW..........................................3

ARTICLE IV TITLE INSPECTION PERIOD........................................4

ARTICLE V INSPECTION......................................................5

ARTICLE VI REPRESENTATIONS, WARRANTIES, RELEASES AND COVENANTS............6

ARTICLE VII CLOSING......................................................10

ARTICLE VIII OBLIGATIONS AT CLOSING......................................10

ARTICLE IX COSTS AND ADJUSTMENTS; INDEMNITIES............................12

ARTICLE X DAMAGE OR DESTRUCTION PRIOR TO CLOSING.........................13

ARTICLE XI EMINENT DOMAIN................................................13

ARTICLE XII POSSESSION OF PROPERTY.......................................13

ARTICLE XIII NOTICES.....................................................14

ARTICLE XIV REMEDIES.....................................................15

ARTICLE XV ASSIGNMENT....................................................15

ARTICLE XVI INTERPRETATION AND APPLICABLE LAW............................16

ARTICLE XVII AMENDMENT...................................................16

ARTICLE XVIII ATTORNEYS' FEES............................................16

ARTICLE XIX DESCRIPTIVE HEADINGS.........................................16

ARTICLE XX ENTIRE AGREEMENT; SURVIVAL....................................16

ARTICLE XXI MULTIPLE ORIGINALS ONLY; COUNTERPARTS........................17

ARTICLE XXII TIME........................................................17


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ARTICLE XXIII REAL ESTATE COMMISSION.....................................17

ARTICLE XXIV CONFIDENTIALITY.............................................17

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                         TABLE OF DEFINITIONS



"AAA" shall have the meaning set forth in Article XIV(C.)
"BUILDING" shall have the meaning set forth in Recital A
"CLOSING DATE" shall have the meaning set forth in Article VII
"COMMON AREA COSTS" shall have the meaning set forth in Article II D. (ii) "COMMUNICATIONS" shall have the meaning set forth in Article XIV "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Article XXIV "CURE PERIOD" shall have the meaning set forth in Article IV
"DEPOSIT" shall have the meaning set forth in Article II
"DUE DILIGENCE PERIOD" shall have the meaning set forth in Article III(D.) "DUE DILIGENCE ITEMS" shall have the meaning set forth in Article III "ENVIRONMENTAL LAW" shall have the meaning set forth in Article VI "EXTENSIONS AND EXPANSIONS" shall have the meaning set forth in Article X(B.) "HAZARDOUS SUBSTANCES" shall have the meaning set forth in Article VI "LEASES" shall have the meaning set forth in Article I(C.)
"LIBERTY" shall have the meaning set forth in Article IV
"LOI" shall have the meaning set forth in Article IV(A.)(6.)
"MAJOR DEVELOPMENT ISSUE" shall have the meaning set forth in Article III(D.) "MERIDIAN AMENDMENT" shall have the meaning set forth in Article VI(B.) "MAJOR ISSUE" shall have the meaning set forth in Article III
"PERMITS" shall have the meaning set forth in Article I(F.)
"PERMITTED EXCEPTIONS" shall have the meaning set forth in Article IV "PERSONAL PROPERTY" shall have the meaning set forth in Article I(C.) "PROPERTY" shall have the meaning set forth in Article I.
"PROPERTY INFORMATION" shall have the meaning set forth in Article III "PURCHASE MONEY NOTE" shall have the meaning set forth in Article II "PURCHASER'S NOTICE" shall have the meaning set forth in Article III(D.) "PURCHASER'S REPORTS" shall have the meaning set forth in Article III(C.) "PURCHASER'S REPRESENTATIVES" shall have the meaning set forth in Article XXV "REACQUISITION PARCELS" shall have the meaning set forth in Article II
"REAL PROPERTY" shall have the meaning set forth in Article I(B.)
"SELLER'S CLOSING CERTIFICATE" shall have the meaning set forth in Article VI "SELLER'S LEASE" shall have the meaning set forth in Recital C
"SELLER'S REPRESENTATIVES" shall have the meaning set forth in Article XXIV "SERVICE AGREEMENTS" shall have the meaning set forth in Article III(C.) "SPECIAL WARRANTY DEED" shall have the meaning set forth in Article IV "TENANT" shall have the meaning set forth in Recital C
"TITLE COMMITMENT" shall have the meaning set forth in Article III(B.)
"TITLE COMPANY" shall have the meaning set forth in Article II
"TITLE REVIEW PERIOD" shall have the meaning set forth in Article IV
"TITLE DEFECTS" shall have the meaning set forth in Article IV
"TITLE DOCUMENTS" shall have the meaning set forth in Article III(B.)
"TITLE POLICY" shall have the meaning set forth in Article IX(B.)
"WARRANTY MODIFICATIONS" shall have the meaning set forth in Article VI(A.)

                                    CONTRACT

                  This Purchase and Sale Agreement (the "CONTRACT") is entered into by and between TCI Realty LLC, a Delaware limited liability company ("SELLER") and TeleTech Services Corporation, a Colorado corporation ("PURCHASER").


                                    RECITALS

                  A. Seller owns certain improved real property located in Douglas County, Colorado consisting of approximately 43.69 acres with approximately 271,678 rentable square feet of building improvements (the "BUILDING") thereon.

                  B. Seller desires to sell and Purchaser desires to purchase the Property (as defined in Article I), subject to Seller's right to reacquire certain portions of the real property that are part of the Property aggregating approximately 18.97 acres as shown on EXHIBIT N in accordance with the terms of this Contract.

                  C. At Closing, Seller's affiliate, AT&T Broadband Management Corporation (herein, "TENANT"), shall lease certain space in the Building in accordance with the terms of a lease, the form of which is attached hereto as EXHIBIT A ("SELLER'S LEASE").

                  FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller and Purchaser hereby agree to the following terms and conditions in order to effectuate the foregoing:

                                    ARTICLE I
                                  THE PROPERTY

                  ASSETS INCLUDED IN THE PROPERTY. As the term is used herein, "PROPERTY" shall mean:

                  A. The real property described on EXHIBIT B hereof;

                  B. The Building (commonly known as the "TCI Building") located on the real property described on EXHIBIT B, together with all structures, improvements, machinery, fixtures and equipment affixed or attached thereto and all easements and rights appurtenant thereto (all of the foregoing being collectively referred to herein as the "REAL PROPERTY");

                  C. All tangible and intangible personal property (the "PERSONAL PROPERTY") described on EXHIBIT C attached hereto (and specifically excluding the items designated thereon as "excluded items");

                  D. All Service Agreements which Purchaser elects to assume in accordance with the terms of Article III.E. of this Contract; and

                  E. To the extent transferable: all of Seller's right, title and interest in and to any prepaid water, sewer and other utility fees and all sanitary sewer rights and storm sewer rights and all water and sewer taps with respect to the Property, all utility contracts relating to the Property and to Seller's rights to have the Property served with water, sewer and other utilities, all of Seller's right, title and interest in and to all surveys, soil tests, market studies, drainage studies, cost estimates for development, traffic studies, plats, plans, landscape plans, specifications, engineering data, drawings, feasibility studies, appraisals, environmental reports, topographical reports or drawings and reports of any kind, character or description prepared for use in connection with the Property in the possession of or under the control of Seller, all of Seller's right, title and interest in and to all permits, permissions, licenses, occupancy certificates, options, advertising materials, booklets, and manuals pertaining to equipment or other items installed on the Property and other instruments, documents and material information relating to the Property or occupancy thereof, operating books (specifically relating to the operation of the Building only) and records relating to the Property, written warranties, guarantees and representations made by contractors, subcontractors, architects, engineers, materialmen, suppliers, manufacturers, and any other parties related in any way to the Property; provided however, that none of the foregoing shall include any information or interests related to the business of Seller which may have been operated from or on the Property.

                                   ARTICLE II
                    CONSIDERATION; SELLER'S REPURCHASE RIGHT

                  A. DEPOSIT. Within two business days following the execution of this Contract by both Seller and Purchaser, Purchaser shall deposit $1,000,000 as earnest money with Chicago Title Insurance Company (the "TITLE COMPANY"). The Title Company shall deposit Purchaser's earnest money deposit in a federally insured bank and shall invest such earnest money deposit at money market rates. The earnest money deposit and all interest earned thereon shall be referred to herein as the "DEPOSIT." The Deposit shall be credited against the purchase price at closing or otherwise paid to Seller or Purchaser as hereinafter provided.

                  B. PURCHASE PRICE. The purchase price for the Property shall be $32,168,000 and shall be paid in federal wire transfer funds at closing. In the alternative, at the option of Purchaser which shall be exercised on or before three days prior to Closing upon notice given by Purchaser to Seller, the purchase price may be paid in the following manner: (a) by wire transfer funds in the amount of $6,433,600 along with (b) a promissory note (the "PURCHASE MONEY NOTE") (in the form of EXHIBIT F) that is made or guaranteed by TeleTech Holdings Inc. for the remainder payable to Seller (with such Guaranty in the form of EXHIBIT O), with interest at the rate of 7% per annum payable monthly with the entire principal balance due on or before October 15, 2001, secured by a first deed of trust on the Property (in the form of EXHIBIT G).

                  C. ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated between the Real Property and the Personal Property portions of the Property. In this regard, prior to the closing, the parties shall agree on the respective values of the Real Property and the Personal Property, using such reliable information as may be available to them, including any


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available appraisals, and shall enter into a written agreement confirming such values and the resulting allocation of the purchase price.

                  D. SELLER'S REPURCHASE OPTION. Following closing, Seller shall have the right to repurchase those portions of the Property described and shown on EXHIBIT N hereof (the "REACQUISITION PARCELS") on the terms and conditions and in accordance with the provisions set forth in the special warranty deed attached hereto as EXHIBIT J.

                                   ARTICLE III
                              DUE DILIGENCE REVIEW

                  Purchaser acknowledges that Seller has made the Property Information available to Purchaser at Seller's offices. Seller agrees to continue to allow Purchaser access to the Property Information in accordance with this Contract. As used herein, the term "PROPERTY INFORMATION" shall mean all information and documents in any way relating to the Property and the use, condition and operation thereof (including, without limitation, leases, contracts, licenses and any environmental reports). Property Information shall not be deemed to include any information or documents relating to Seller's business operations.

                  Purchaser further acknowledges that Purchaser has received each of the following:

                  A. The existing as-built ALTA/ACSM Urban Survey of the Real Property dated June 20, 2000, updated on November 4, 2000 and last revised December 5, 2000; and

                  B. A current commitment #1200016 - revised December 5, 2000 (the "TITLE COMMITMENT") for the issuance of an ALTA policy of title insurance to Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to title as reflected in the Title Commitment (collectively referred to hereinafter as the "TITLE DOCUMENTS").

                  C. Copies of the service agreements described on EXHIBIT D attached to this Contract (collectively, the "SERVICE AGREEMENTS").

                  Items made available pursuant to this Article III are referred to hereinafter as "DUE DILIGENCE ITEMS." Seller shall pay the costs associated with providing any of the Due Diligence Items, but any additional copies thereof shall be paid for by Purchaser.

                  D. Purchaser has performed its review of the Due Diligence Items and hereby waives any right to terminate this Contract except (i) as set forth in Articles IV B., IV C., X or XI hereof, (ii) if Seller defaults hereunder, or (iii) as a result of the failure of the conditions precedent to closing set forth in Articles IV B. and IV D hereof.

                  Notwithstanding anything to the contrary contained herein, in the event this Contract is terminated for any reason, then Purchaser shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Purchaser in


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connection with Purchaser's inspection of the Property, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by or for Purchaser in its investigation and inspection of the Property, subject, however to any limitations on Purchaser's right to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials ("PURCHASER'S REPORTS"). Purchaser shall cooperate with Seller at no expense to Purchaser in order to obtain a waiver of any such limitation. Purchaser shall have no obligation to insure that Seller is entitled to rely on any of Purchaser's Reports, and Purchaser shall have no obligation to provide Seller copies of Purchaser's Reports that contain confidential or proprietary information regarding Purchaser or its business.

                  Notwithstanding any contrary provision of this Contract, Purchaser acknowledges that Seller is not representing or warranting that any of the Due Diligence Items are accurate or complete, and that Seller advises Purchaser to independently verify the facts and conclusions set forth therein; provided however, Seller warrants that it is not intentionally concealing information regarding the Property.

                  E. The Service Agreements shall remain effective on and after the closing. Prior to February 1, 2001, Purchaser shall provide Seller with written notice of those Service Agreements which Purchaser elects to assume and those which Purchaser does not elect to assume, at which time an assignment and assumption agreement in the form of EXHIBIT L shall be duly executed and delivered by the parties. In the event Purchaser fails to provide such written notice with respect to any or all of the Service Agreements, Purchaser shall be deemed to have elected not to assume them. Seller shall be obligated to terminate on or before April 30, 2001 all Service Agreements which Purchaser does not elect to assume and shall be obligated to pay all fees and expenses associated with such termination.

                                   ARTICLE IV
                             TITLE INSPECTION PERIOD

                  A. PERMITTED EXCEPTIONS. Purchaser has reviewed and approved the Title Documents. Purchaser has no objections to the state of title. The exceptions listed under Schedule B of the Title Commitment shall be deemed "PERMITTED EXCEPTIONS."

                  B. MERIDIAN SPECIAL WARRANTY DEED AND AMENDMENT. Although the Special Warranty Deed from Meridian Associates East to TCI Realty Investments Company, recorded as Document DC9759592 in the Real Property Records of Douglas County, Colorado (the "SPECIAL WARRANTY DEED") shall be deemed to be a Permitted Exception, it shall nevertheless be a condition precedent to Purchaser's obligations hereunder that on or before closing, Seller shall provide to Purchaser a written amendment to the Special Warranty Deed, in recordable form, executed by the grantor thereof (the "MERIDIAN AMENDMENT") stating that (i) any and all of the Property other than the Reacquisition Parcels is released from, and free of, the right to repurchase set forth in paragraph 1 of the Special Warranty Deed (the "MERIDIAN REPURCHASE OPTION ,") effective immediately and
(ii) the Meridian Repurchase Option supercedes and replaces any repurchase option set forth in (a) the Agreement for Sale of Real Estate by and between Meridian Associates East and TCI Realty Investments Company dated
July 28, 1997, and (b) any covenants, conditions and restrictions affecting the Property.

                  C. ADDITIONAL TITLE DOCUMENTS. If additional Title Documents are delivered to Purchaser following the date hereof that disclose a matter that individually or in the aggregate would cost in excess of $50,000 to cure and if the matter is not a Permitted Exception and was not previously known to Purchaser, Purchaser shall have three business days following its receipt of the Title Document in which to object thereto. If no objection is made during such period, the title matter shall be deemed a Permitted Exception. If objection is made, Seller in its sole discretion may elect to cure the same, and shall complete such cure within sixty (60) days after electing to do so without any extension of the date of closing, provided that if the matter cannot be cured within sixty (60) days, the parties shall negotiate in good faith to determine an appropriate cure period, and Seller shall thereafter effect such cure within the agreed upon period. Seller shall pay the cost of any additional title premium due to delete the matter from the owner's and lender's title policy. If
(i) Seller fails to respond to Purchaser within five (5) business days following notice of Purchaser's objection to the additional title matter, or (ii) Seller elects not to cure, Seller shall be deemed to have elected to terminate the Contract, and the Deposit shall be refunded to Purchaser immediately.

                  D. LIBERTY MEDIA FACILITIES AND SERVICES AGREEMENT. Purchaser acknowledges that there exists a Facilities and Services Agreement between Seller and Liberty Media Corp. ("LIBERTY") allowing Liberty to use a portion of the space occupied by Seller. It shall be a condition precedent to the closing that on or before the Closing Date, Seller shall deliver to Purchaser a written agreement in the form reasonably satisfactory to Purchaser (the "LIBERTY ACKNOWLEDGMENT"), executed on behalf of Liberty, confirming that Liberty will terminate its right to such possession and vacate the Property coterminous with the expiration of the Tenant' s right to possession of the Property pursuant to Seller's Lease.

                  E. CONDITION PRECEDENT. In the event Seller fails to deliver either the Meridian Amendment or the Liberty Acknowledgment as and when required, the condition precedents described in this Article IV shall have failed to be satisfied and Purchaser shall be entitled to terminate this Contract, in which event the Deposit shall be returned to Purchaser and this Contract shall terminate.

                                    ARTICLE V
                                   INSPECTION

                  Purchaser, at its sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Property at any time prior to closing. Purchaser and its duly authorized agents or representatives shall be permitted to enter upon the Property at all reasonable times prior to closing in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. Purchaser must arrange all inspections of the Property with Seller at least one day in advance of any such inspection. Purchaser shall pay when due all fees and expenses incurred in the performance of any such inspections or testing. In addition, Purchaser shall indemnify, defend, and save Seller harmless from any and all claims or loss from mechanic's liens, claims for nonpayment of such charges or for damages or injuries arising out of the acts or omissions of the parties performing such inspections. The indemnification of Purchaser contained in this paragraph shall survive the closing or, in the alternative, any termination of this Contract.

                                   ARTICLE VI
               REPRESENTATIONS, WARRANTIES, RELEASES AND COVENANTS

                  A. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

                  1. Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware. Seller has full power and authority to enter into this Contract, to perform this Contract and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Contract and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party or by which the Property is bound.

                  2. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller and affecting any portion of the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There are no pending eminent domain or condemnation proceedings against the Property or any part thereof and to the best of Seller's knowledge, no such proceedings are presently contemplated or threatened by any authority with the power of eminent domain;

                  3. To the best of Seller's knowledge, Seller has not received any notice of violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Property or any portion thereof;

                  4. At closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Property except for those that will be paid in the ordinary course of business or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Purchaser;

                  5. Seller has good title to the Personal Property subject to no liens or encumbrances;

                  6. There are no contracts or other obligations outstanding for the sale, exchange, or transfer of the Property or any portion thereof other than (a) that certain letter of intent dated October 25, 2000, by and between Seller and TeleTech Holdings, Inc., (the "LOI")and (b) that certain right of first offer and right to repurchase set forth in the Special Warranty Deed, the right of first offer having been waived by the holder thereof;

                  7. Except for the Facilities and Services Agreement described in Article IV hereof, there are no leases, subleases or other use or occupancy agreements in effect with respect to the Property or any portion thereof;

                  8. All books and records relating to operating expenses of the Property which have been or will be furnished or made available to Purchaser by Seller or its agents shall be those maintained by Seller in regard to the Property in the ordinary course of business;

                  9. Seller is not a foreign person subject to withholding tax as required by Section 1445 of the Internal Revenue Code; and

                  10. To the best of Seller's knowledge, the operating cost information attached hereto as EXHIBIT M estimates (without audit) the operating costs of the Property experienced by Seller during the prior one year period using Seller's current operating practices and procedures.

                  As used in this Contract, phrases such as "TO THE ACTUAL KNOWLEDGE OF SELLER," "TO THE BEST OF SELLER'S KNOWLEDGE," "SELLER'S KNOWLEDGE," "SELLER HAS NO KNOWLEDGE THAT," "TO THE BEST KNOWLEDGE OF SELLER," "SELLER HAS KNOWLEDGE" and "SELLER DOES NOT HAVE ANY KNOWLEDGE OF" shall be deemed to refer exclusively to matters within the current, actual (as opposed to constructive) knowledge of Rick McPherson and John B. Keating without having made any investigation of facts or legal issues and without any duty to do so and without imputing to the aforementioned persons the knowledge of any employee, agent, representative or affiliate of Seller or any other person or entity.

                  All of the foregoing representations and warranties of Seller are made by Seller as of the date hereof and shall survive the closing for a period of one year only; provided any claim arising by reason of a claimed breach of such representations and warranties must be filed in a court of competent jurisdiction on or before the date which is one year from the Closing Date.

                  If any of Seller's representations and warranties made hereunder are found to be incorrect prior to closing to the extent they affect the Property or its operation in any material respect, Purchaser shall inform Seller in writing, and Purchaser's sole remedy shall be termination of this Contract on account thereof and refund of the Deposit. If Purchaser elects not to terminate the Contract, any remedy of Purchaser for breach of warranties or representations discovered prior to the closing shall be deemed to be irrevocably waived. Notwithstanding anything to the contrary contained in this Article, if Seller breaches any representation or warranty made by Seller and if prior to closing Purchaser notifies Seller that it elects to terminate this Contract on account of such breach, Seller may by written notice to Purchaser given on or before the closing agree to cure the breach by the scheduled Closing Date, and Purchaser shall thereupon be obligated to close the transaction and accept such cure as Purchaser's sole remedy for the breach.

                  At the closing, Seller shall execute and deliver to Purchaser a certificate ("SELLER'S CLOSING CERTIFICATE") in the form of EXHIBIT H attached hereto, certifying to Purchaser that all the representations and warranties made pursuant to this Article are true and correct on and as of the Closing Date, with only such exceptions therein as are necessary to reflect facts or circumstances arising or discovered by Purchaser and disclosed to Seller between the date of this Contract and the Closing Date ("WARRANTY MODIFICATIONS") which would make any representation or warranty untrue or incorrect on and as of the Closing Date. At closing, Seller's representations made hereunder shall be deemed amended by the Warranty Modifications. In the event Seller's Closing Certificate discloses Warranty Modifications that were not previously disclosed to, or discovered by Purchaser and that are material, Purchaser shall be entitled to terminate this Contract, whereupon the Deposit shall be returned to Purchaser; provided however, notwithstanding the foregoing, Seller may by written notice to Purchaser given on or before the closing agree to cure any breach of a representation or warranty arising from the Warranty Modifications prior to December 31, 2000, and Purchaser shall thereupon be obligated to close the transaction and accept such cure as Purchaser's sole remedy for the breach.

                  Seller shall indemnify and defend Purchaser against and hold Purchaser harmless from, and shall be responsible for, all claims, demands, suits, liabilities, losses, damages, judgments, costs and expenses, including reasonable attorneys' fees, that may be suffered or incurred by Purchaser if any representation or warranty made by Seller in Seller's Closing Certificate is untrue or incorrect in any material respect when made; provided, however, Purchaser shall not be entitled to a recovery under this section if any claim is made after the closing as a result of a breach of the representations and warranties set forth in Seller's Closing Certificate, unless the recovery for each individual claim has a minimum value of Twenty-Five Thousand Dollars ($25,000); and further provided that Purchaser shall not be entitled to a recovery under this section if any claim is made after the closing as a result of a breach of the representations and warranties set forth in Seller's Closing Certificate for any amounts in excess of the amount of the Purchase Price.

                  The terms of Seller's indemnity set forth above with respect to the representations and warranties made in Seller's Closing Certificate shall survive the closing for a period of one year following the closing.

                  Purchaser acknowledges that it has had, or will have had, as of the closing, sufficient time to review all materials and information Purchaser deems necessary, including the information and materials that Seller has furnished to Purchaser and sufficient time and access to review and investigate the Property. Notwithstanding any other provision of this Contract, the representations and warranties of Seller as set forth herein or in Seller's Closing Certificate are hereby modified as of the date hereof with respect to the representations and warranties made herein and as of the closing with respect to the representations and warranties made in Seller's Closing Certificate to the extent that: (1) information contained in any of the items delivered or made available to Purchaser at the Property pursuant to the provisions of Article III hereof make the subject representation or warranty not true, or (2) Purchaser has knowledge that the subject representation or warranty is untrue, or (3) Seller has delivered or made available to Purchaser at the Property other written information disclosing that the subject representation or warranty is not true.

                  B. "AS IS" CONDITION. To induce Seller to enter into this Contract, Purchaser acknowledges and agrees that, except as otherwise expressly set forth herein, the Property shall be conveyed and transferred "AS IS, WHERE IS, AND WITH ALL FAULTS" and Seller does not warrant or make any representation, express or implied, as to the merchantability, quantity, quality, condition, suitability or fitness of the Property for any purpose whatsoever, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, environmental laws including, without limitation, the Clean Air Act, the Comprehensive Response Compensation and Liability Act (CERCLA) and the Super Fund Amendments and Reauthorization Act (SARA), the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances. Seller hereby discloses to Purchaser the building defects set forth on EXHIBIT I hereof. Purchaser also acknowledges and agrees that the provisions in this Contract for inspection and investigation of the Property are adequate to enable Purchaser to make Purchaser's own determination with respect to the suitability or fitness of the Property, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, environmental laws including, without limitation, the Clean Air Act, the Comprehensive Response Compensation and Liability Act (CERCLA) and the Super Fund Amendments and Reauthorization Act (SARA), the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances.

                  Purchaser, for itself and its successors and assigns, releases Seller and its agents, employees, partners, officers, directors, managers, members, contractors, consultants and representatives from, and waives any and all causes of action or claims against any of such persons for (1) any and all liability attributable to any physical condition of or at the Property, including, without limitation, the presence on, under or about the Property of any materials the deposit, release or storage of which is regulated by law, including without limitation, the presence on, under or about the Property of any Hazardous Substances; (2) any and all liability resulting from the failure of the Property to comply with any applicable laws, and (3) any liabilities, damages or injury arising from, connected with or otherwise caused by statements, opinions or information obtained from any of such persons with respect to the Property; PROVIDED THAT the foregoing shall not be construed to release Seller, Tenant or their respective officers, directors, employees, agents, or representatives from liability arising under Seller's Lease or any of the documents delivered by Seller to Purchaser at closing in the form of EXHIBITS H, J, K, AND L hereof.

                  As used herein, the term "HAZARDOUS SUBSTANCES" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any local, state or federal law, rule or regulation, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any local, state, or federal law, rule or regulation or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product.

                  As used herein, the term "ENVIRONMENTAL LAW" shall mean any law, rule or regulation relating to any Hazardous Substances.

                  C.  COVENANTS OF SELLER. Seller hereby covenants as follows:

                  1. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Property substantially in its present condition, subject to ordinary wear and tear and the provisions of Article X hereof, and shall continue to manage the Property in the same manner as it is currently being managed. Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Property unless replaced with items of equal or greater quality and quantity, and unless any material damage caused by removal is repaired at Seller's cost;

                  2. At all times from the date hereof through the date of closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the date hereof; and

                  3. From the date of execution of this Contract through the date of closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

                  D. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

                  Purchaser is a corporation duly organized and validly existing under the laws of the State of Colorado. Purchaser has full power and authority to enter into this Contract, to perform this Contract and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Contract and all documents contemplated hereby by Purchaser have been (i) duly and validly authorized by all necessary action on the part of Purchaser and all required consents and approvals have been duly obtained and (ii) will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Purchaser is a party.

                                   ARTICLE VII
                                     CLOSING

                  The closing shall occur on or before December 22, 2000, on a date and at such time and place as mutually agreed upon by the parties, provided that Purchaser may extend the closing until 2:00 p.m. on December 28, 2000 if despite the exercise of due diligence by Purchaser, Purchaser's lender is unable to close on or before December 22, 2000.

                                  ARTICLE VIII
                             OBLIGATIONS AT CLOSING

                  At the closing, the following shall occur:

                  A. Seller shall convey the Property to Purchaser. The conveyance shall be by special warranty deed duly signed and acknowledged by Seller in the form attached hereto as EXHIBIT J. Such deed shall convey title free and clear of all liens, rights of way, easements and other matters affecting title thereto, except for the Permitted Exceptions and the repurchase rights set forth therein.

                  B. Tenant and Purchaser shall execute the Seller's Lease attached hereto as EXHIBIT A.

                  C. The Title Company shall issue to Purchaser an ALTA owner's form of title insurance policy covering the Property in the amount of the Purchase Price, subject to no exceptions other than the Permitted Exceptions and matters that Seller undertakes to cure pursuant to Article III hereof (the "TITLE POLICY").

                  D. Seller shall deliver a special warranty bill of sale and a blanket assignment in the form set forth on EXHIBIT K, duly executed and acknowledged by Seller, transferring the Personal Property to Purchaser, free and clear of all liens and encumbrances.

                  E. Seller shall deliver the Seller's Closing Certificate to Purchaser.

                  F. Seller shall deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to collect any amounts for payment to the Internal Revenue Service.

                  G. Purchaser shall pay the Purchase Price in the manner set forth in Article II, above (including, if applicable, by delivery of the note and deed of trust referred to therein).

                  H. The parties shall deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of such party and the authority of the person or persons who are executing the various documents on behalf of such party in connection with the transactions described hereunder.

                  I. Seller shall deliver a customary Seller's Affidavit for the benefit of the Title Company in form sufficient to enable the Title Company to issue the Title Policy in the form required hereby.

                  J. Seller shall deliver to Purchaser the originals of the Due Diligence Items and keys to the Property; PROVIDED THAT the original Due Diligence Items may be delivered by Seller to Purchaser at the Property.

                  K. To the extent not previously delivered, Seller shall deliver the Meridian Amendment and the Liberty Acknowledgment and shall authorize and direct the Title Company to record the Meridian Amendment prior to recording the special warranty deed described in A. above.

                                   ARTICLE IX
                        COSTS AND ADJUSTMENTS; INDEMNITIES

                  At closing, the following items shall be paid or allocated:

                  A. Any sales or use tax payable in connection with the conveyance of the Property shall be paid by Purchaser. The amount of the sales or use tax that is payable shall be paid at closing by debit to Purchaser and authorization of the Title Company to make payment to the State of Colorado. Purchaser shall indemnify and hold Seller harmless from any loss, cost, damage or penalty resulting from failure to pay the sales or use tax or the failure to properly or adequately report the market value of the Personal Property. The foregoing indemnity shall survive closing.

                  B. Purchaser shall pay all recording costs and documentary fees. The parties shall share equally any escrow fees in connection with the closing. Each party will be responsible for the fees and expenses of their respective attorneys.

                  C. Seller shall pay the premium of a basic policy of title insurance issued in accordance with the Title Commitment and the premium for extended coverage, and Purchaser shall pay the premium for any other endorsements thereto which Purchaser may desire.

                  D. All operating expenses, ad valorem taxes, general and special assessments, personal property taxes, and other charges for or pertaining to the Property, including, but not limited to, public utility charges, benefits, supplies, maintenance, service charges, and all other operating charges of the Property shall be prorated as of the date of closing; or alternatively by mutual agreement, those items due from Seller may be paid by Seller as an operating expense when due under Seller's Lease. Taxes shall be based upon the latest levy and assessment. If any prorations are inaccurate, the parties shall adjust for the actual costs thereof within 30 days following receipt of information evidencing the same. Each party shall supply the other any data in its possession necessary to make said adjustment.

                  Subject to the releases, waivers and acknowledgments set forth in Article VI, Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorneys fees (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring before the date of closing and which are in any way related to the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                  Subject to Tenant's obligations under Seller's Lease, Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorneys fees, brought by third parties and based on events occurring on or subsequent to the date of closing and which are in any way related to the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                                    ARTICLE X
                     DAMAGE OR DESTRUCTION PRIOR TO CLOSING

                  In the event that the Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is:

                  A. less than $2,000,000 and the damage does not adversely affect access to the Property or the parking therefor, the closing shall proceed as scheduled, any insurance proceeds shall be distributed to Purchaser, and the deductible portion of the insurance award shall be credited against the purchase price;

or if said cost is:

                  B. greater than $2,000,000 or the damage adversely affects either access to the Property or parking therefor, then either Seller or Purchaser may elect to terminate this Contract, in which case the Deposit shall be returned to Purchaser.

                  If neither Seller nor Purchaser elects to terminate the Contract pursuant to this Article, the closing shall proceed as scheduled, any insurance proceeds shall be distributed to Purchaser, and the deductible portion of the insurance award shall be credited against the purchase price.

                                   ARTICLE XI
                                 EMINENT DOMAIN

If, before the closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Purchaser, would render the Property unacceptable to Purchaser or unsuitable for Purchaser's intended use, Purchaser shall have the right, by giving notice to Seller within fifteen days after Seller gives notice of the commencement of such proceedings to Purchaser, to terminate this Contract, in which event the Deposit shall be returned to Purchaser. If, before the closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Purchaser has the right to terminate this Contract pursuant to the preceding sentence, but does not exercise the right to do so, then this Contract shall remain in full force and effect and, on the closing, the condemnation award (or, if not there-to-fore received, the right to receive the award) pay-able on account of the taking shall be transferred in the same manner as title to the Property is conveyed.

                                   ARTICLE XII
                             POSSESSION OF PROPERTY

                  Possession of the Property shall be delivered to Purchaser at closing free and clear of all liens and encumbrances, except the Permitted Exceptions and Seller's Lease.

                                  ARTICLE XIII
                                     NOTICES

                  All notices, statements, demands, requirements, or other communications and documents ("COMMUNICATIONS") required or permitted to be given, served, or delivered by or to either party or any intended recipient under this Agreement shall be in writing and shall be either delivered by hand, sent by a nationally recognized overnight courier service, or prepaid certified or registered mail (airmail in the case of all international communications), return receipt requested, to the party or intended recipient at its address stated below, or sent by facsimile machine to the party or intended recipient at its facsimile number stated below or to such other address or facsimile number as either party may from time to time have notified the other party as being its address or facsimile number for purposes of this Agreement to the exclusion of all previously applicable addresses and facsimile numbers. Such Communications shall be deemed to have been given, served, or delivered:

                  a.  if delivered by hand, upon delivery;

                  b. if delivered by overnight courier, on the next business day following the date of delivery to the courier;

                  c.  if sent by mail, upon acknowledged receipt; or

                  d. if sent by facsimile machine between the hours of 9 a.m. and 5:30 p.m., local time, Monday-Friday, upon transmission, or if sent at any other times, then on the next business day.

                  The addresses and facsimile numbers of the parties are as follows:

                  SELLER: TCI Realty Investments Company c/o A T & T Legal Department
                                             188 Inverness Drive W., 6th Floor
                                             Englewood, Colorado 80112
                                             Facsimile No.: 303-858-3491

                                             A T & T Broadband
                                             Attn: Rick McPherson
                                             9785 Maroon Circle
                                             Englewood, Colorado 80112
                                             Facsimile No.: 303-792-4983

                  WITH REQUIRED COPY TO:     Brownstein Hyatt & Farber, PC
                                             Attn: Edward N. Barad, Esq.
                                             410 17th Street, 22nd Floor
                                             Denver, Colorado 80202
                                             Facsimile No.: 303-223-1111

                  PURCHASER:                 TeleTech Services Corporation
                                             1700 Lincoln Street, 14th Floor
                                             Denver, Colorado 80203
                                             Attention: Deborah E. Miller', Esq.
                                             Facsimile No.: 303-813-4639

                  WITH REQUIRED COPY TO:     Hogan & Hartson L.L.P
                                             Tabor Center, Suite 1500
                                             1200 Seventeenth Street
                                             Denver, Colorado 80202
                                             Attention: Sarah L. Kinnick, Esq.
                                             Facsimile No.: 303-899-7333

                                   ARTICLE XIV
                                    REMEDIES

                  A. DEFAULT BY SELLER. If there is any default by Seller under this Contract, including any failure to close as and when required by this Contract, following notice to Seller and expiration of a ten day period, during which period Seller may cure the default, Purchaser may at its option and as its sole remedies, (a) declare this Contract terminated in which case the Deposit shall be returned to Purchaser and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination, or
(b) bring an action against Seller for specific performance. In no event shall Purchaser have the right to sue for damages.

                  B. DEFAULT BY PURCHASER. If there is any default by Purchaser under this Contract, including an y failure to close as and when required by this Contract, following notice to Purchaser and expiration of a ten day period, during which period Purchaser may cure the default, then Seller may, as its sole remedy, declare this Contract terminated, in which case the Deposit shall be paid to Seller and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination.

                  In the event this Contract is terminated due to the default of Purchaser hereunder, Purchaser shall deliver to Seller, at no cost to Seller, all of Purchaser's Reports.

                                   ARTICLE XV
                                   ASSIGNMENT

                  Purchaser may not assign its rights under this Contract to anyone except as otherwise agreed to in writing by Seller, except that Purchaser may assign its rights to (i) an entity of which it has voting control or (ii) an entity acting as lessor in connection with a financing transaction, PROVIDED THAT TeleTech Holdings Inc. guarantees the Purchase Money Note. The provisions of this Contract shall be binding upon the successors and permitted assigns of the parties.

                                   ARTICLE XVI
                        INTERPRETATION AND APPLICABLE LAW

                  This Contract shall be construed and interpreted in accordance with the laws of the State of Colorado. Where required for proper interpretation, words in the singular shall include the plural; and the masculine gender shall include the neuter and the feminine, and vice versa.

                                  ARTICLE XVII
                                    AMENDMENT

                  This Contract may not be modified or amended, except by an agreement in writing signed by the parties.

                                  ARTICLE XVIII
                                 ATTORNEYS' FEES

                  In the event it becomes necessary for either party to file suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees, expert witness fees, and costs of court incurred in such suit.

                                   ARTICLE XIX
                              DESCRIPTIVE HEADINGS

                  The descriptive headings of sections contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                   ARTICLE XX
                           ENTIRE AGREEMENT; SURVIVAL

                  This Contract constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, including without limitation, the LOI. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                  To the extent necessary to carry out the terms and provisions of this Contract, unless otherwise provided herein, the terms, conditions, warranties, representations, obligations and rights set forth herein shall not be deemed terminated at the time of Closing, nor will they merge into the various documents executed and delivered at the time of Closing.

                                   ARTICLE XXI
                      MULTIPLE ORIGINALS ONLY; COUNTERPARTS

                  Multiple copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Contract may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

                                  ARTICLE XXII
                                      TIME

                  Time is of the essence of this Contract. When this Contract is last executed by either party shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Colorado, then the expiration date of such period shall be extended to the next day that is not a Saturday, Sunday, or legal holiday under the laws of the State of Colorado.

                                  ARTICLE XXIII
                             REAL ESTATE COMMISSION

                  Seller and Purchaser each represent and warrant to the other that neither Seller nor Purchaser has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that, neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except Sullivan Hayes & Company, which has been engaged by Purchaser and Frederick Ross & Company, which has been engaged by Seller. Seller shall pay a commission of .85% of the purchase price to Frederick Ross & Company and Purchaser shall pay any commission due to Sullivan Hayes & Company. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representations and covenants made by such party in this Article.

                                  ARTICLE XXIV
                                 CONFIDENTIALITY

                  Purchaser agrees that, prior to the closing and thereafter if closing does not occur, all Property Information, any reports, studies, data and summaries developed by Purchaser, and any information relating to the business of either party (together, the "CONFIDENTIAL INFORMATION") shall be kept confidential as provided in this Article. Without the prior written consent of Seller, prior to the closing, the Confidential Information shall not be disclosed by Purchaser or Purchaser's Representatives in any manner whatsoever, in whole or in part, except (1) to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Property and who are informed by the Purchaser of the confidential nature of the Property Information; (2) as may be necessary for Purchaser or Purchaser's Representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Purchaser or Purchaser's
Representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Purchaser or its affiliates; and
(3) to existing or prospective tenants of the Property and lenders for the transaction. As used herein, "PURCHASER'S REPRESENTATIVES" shall mean:
Purchaser's directors, officers, employees, affiliates, investors, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors.

                  Should Seller obtain any information related to the business of Purchaser, such information shall be held in confidence regardless of whether the transaction contemplated hereby actually closes and both before and after closing, except for disclosure to Seller's Representatives. As used herein, "SELLER'S REPRESENTATIVES" shall mean Seller's directors, officers, employees, affiliates, investors, brokers, agents or other representatives, including without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors.

                  No oral or written press release or public disclosure of the existence or the terms of this Contract shall be made without the consent of the other party, except that (a) the existence of this Contract (but not its content) may be disclosed if necessary to market Purchaser's current facility on Dry Creek Road and I-25 and (b) the existence and terms of this Contract may be disclosed by Seller to Seller's Representatives and by Purchaser to Purchaser's Representatives.

                  "CONFIDENTIAL INFORMATION" shall not be deemed to include any information or document which (a) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser's Representatives in violation of this Contract, (b) becomes available to Purchaser from a source other than Seller or any affiliates of Seller or their agents or representatives, or (c) is developed by Purchaser or Purchaser's Representatives without reliance upon and independently of otherwise confidential Property Information.

                  In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives, in order to enforce the provisions of this Article.

                  The provisions of this Article shall survive the termination of this Contract for one year.

                  IN WITNESS WHEREOF, the parties set their hands this 26th day of December, 2000.

                            SELLER:

                            TCI Realty LLC, a Delaware limited liability company


                            By: /s/ Rick McPherson
                                Title: Vice President

                            PURCHASER:

                            TELETECH SERVICES CORPORATION, a Colorado corporation


                            By: /s/ Margot O'Dell
                                Title: CFO and EVP Human Resources

                              SCHEDULE OF EXHIBITS


Exhibit A   -   Seller's Lease
Exhibit B   -   Legal Description of the Property
Exhibit C   -   Schedule of Personal Property with Excluded Items
Exhibit D   -   Schedule of Service Agreements
Exhibit E   -   Intentionally Deleted
Exhibit F   -   Promissory Note
Exhibit G   -   Deed of Trust
Exhibit H   -   Form of Seller's Closing Certificate
Exhibit I   -   Disclosure of Building Defects
Exhibit J   -   Form of Special Warranty Deed
Exhibit K   -   Form of Special Warranty Bill of Sale
Exhibit L   -   Form of Assignment and Assumption
Exhibit M   -   Operating Statement for the Property
Exhibit N   -   Reacquisition Parcels
Exhibit O   -   Guaranty

                                    EXHIBIT A

                                 SELLER'S LEASE

                                    EXHIBIT B

                        LEGAL DESCRIPTION OF THE PROPERTY


Lots 1 and 2,
Meridian Office Park, Filing No. 3,
County of Douglas,
State of Colorado.

                                    EXHIBIT C

                SCHEDULE OF PERSONAL PROPERTY WITH EXCLUDED ITEMS

1. All furniture (cubicles, desks, chairs, conference room tables, white boards, etc.) on premises and in storage for use in this building (minimal off-site in storage), except as provided in Schedule I, including:

         a.   467 sets of cubicles and associated furnishings and chairs;
         b.   110 sets of office furniture, including desks and chairs; and
         c.   39 sets of conference furniture.

2.       All A/V equipment and tables and chairs in the Multi-Purpose Room

3.       The PBX and telephones

4. Phone, data and coax cabling throughout the building, data hubs and routers

5. Kitchen equipment in the cafeteria and deli areas (except those items provided by suppliers as part of service agreements.

6.       Dining area tables and chairs (inside and outside)

7.       Raised flooring, UPS, batteries and generators on premises

8. Security systems and video recording equipment controlled at Security Office adjacent to Lobby

9.       Athletic equipment in the Exercise Room

10.      Building Maintenance tools and equipment used to maintain the facility

11. Building Maintenance systems and PCs used for operations management and maintenance of the building.

                                   SCHEDULE I

                               EXCLUDED FROM SALE

1)   PC's/terminals, printers/multi function machines and modems
2)   Copy machines, fax machines, printers and mail room equipment
3)   Portable (not mounted to walls/floors) file cabinets
4)   Television sets and mounting brackets
5) Applications servers and other centralized PCs/servers containing AT&T Broadband systems and information
6)   The Cable head end equipment located in the data room
7)   Coffee Bar supplies and equipment leased as part of service agreements
8)   Specialty furniture bought for ADA accommodation (limited, if any)
9)   Employees' personal items (desk lamps, calculators, trophies, files, etc.)
10)  Espresso Machine in the Cafe
11) Personal Property in John Malone's office, reception area, file or conference room:
              3 Boat Replicas
              1 Antique Sail Boat Replica
              Antique Chest
              Executive Swivel Chair
              Safe
              FAX Machine
12) Personal Furniture in Dob Bennett's office, reception area, file or conference room:
              2 Black Leather Desk Chairs
              Executive Swivel Chair
              Antique Casual Chair (light Brown)
              Coffee Table (Glass top)
              FAX Machine
13)  Other:
              Conference Table in Room 2-270.1
              Picture on Wall of Conference Room 2-270.1
              Work Table & 2 Chairs in Room 2-2.2
              2 Leather Chairs & 2 Coffee Tables at approx. 2-10
              Black leather sofa/love seat, located outside office 2-272.

                                    EXHIBIT D

                         SCHEDULE OF SERVICE AGREEMENTS

                            9197 South Peoria Street
                               Englewood Colorado


-------------------------------------------------------------------------------------------------
PROVIDER                                     PROVIDES                       CONTRACT COMMENCEMENT
                                                                            DATE
-------------------------------------------------------------------------------------------------
Robinson Mechanical Company                  Mechanical Equipment               8/1/2000
Preventative Maintenance
-------------------------------------------------------------------------------------------------
Calcium Control, Inc.                        Water Treatment                    4/1/2000
-------------------------------------------------------------------------------------------------
Hobart                                       Slicer                             4/19/2000
-------------------------------------------------------------------------------------------------
Frontier Fire Protection                     Fire Sprinkler System              4/4/2000
                                             Maintenance
-------------------------------------------------------------------------------------------------
The Trane Company Preventative               Chillers                           6/1/2000
Maintenance
-------------------------------------------------------------------------------------------------
Hawkins Commercial Appliance                 Refrigeration and HVAC             4/3/2000
-------------------------------------------------------------------------------------------------
Urban Farmer                                 Landscape Services                 8/1/1999
-------------------------------------------------------------------------------------------------
Urban Farmer                                 Snow Plow Agreement                10/5/2000
                                             Snow Removal
-------------------------------------------------------------------------------------------------
Thyssen Dover Elevator                       Elevator Maintenance               4/9/2000
-------------------------------------------------------------------------------------------------
ADT Security Services                        Security Monitoring and            4/1/2000
                                             Inspection
-------------------------------------------------------------------------------------------------
Pinkerton Security                           Uniformed Security                 5/1/2000
                                             Services
-------------------------------------------------------------------------------------------------
Barney's US Building Maintenance             Window Cleaning                    10/11/1999
Company
-------------------------------------------------------------------------------------------------
Terminex International Pest Control          Pest Control                       4/29/1999
-------------------------------------------------------------------------------------------------
One Source                                   Janitorial                         4/11/1999
-------------------------------------------------------------------------------------------------
Sweep Tech                                   Sweep Parking Lot                  7/12/2000
-------------------------------------------------------------------------------------------------
Sodexho Marriott Management                  Food Services for Cafe             4/1/1999
(SMM)
-------------------------------------------------------------------------------------------------


                                    EXHIBIT E

                              Intentionally Deleted

                                    EXHIBIT F

                                 PROMISSORY NOTE

                                    EXHIBIT G

                                  DEED OF TRUST

                                    EXHIBIT H

                      FORM OF SELLER'S CLOSING CERTIFICATE


                  For valuable consideration, receipt of which is acknowledged, ______________ ("SELLER"), hereby certifies to ______________ ("PURCHASER"), that all representations and warranties made by Seller in Article VI of the Contract (the " CONTRACT") dated ______________, 2000, between Seller and Purchaser are true and correct on and as of the date of this Certificate.
This Certificate is executed by Seller and delivered to Purchaser pursuant to the Contract. The certification given herein shall expire and be of no further force or effect upon expiration of one year following the date hereof (the "SURVIVAL DATE"), and no legal action based upon this certification shall be effective and shall be dismissed with prejudice if filed after the Survival Date.


                  DATED as of ______________, 2000.

                                           SELLER:

                                           __________________________________, a

                                           __________________________________


                                           By: ______________________________

                                               Its: _________________________

                                    EXHIBIT I

                         DISCLOSURE OF BUILDING DEFECTS


1. Detail interior work on some of the window mullions on the second floor requires repair.

2. An interior finish crack in the drywall on the second floor requires repair.

3.       Certain plants in the landscaping have died and require replacement.

                                    EXHIBIT J

                          FORM OF SPECIAL WARRANTY DEED

         THIS SPECIAL WARRANTY DEED (this "DEED"), made as of the _____ day of __________, 2000, is between ____________________, a ____________________
("GRANTOR"), and ____________________, a ____________________ ("GRANTEE"), whose legal address is ______________________________________________________________.

                  WITNESSETH, That Grantor, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold and conveyed, and by these presents does grant, bargain, sell, convey and confirm, unto Grantee, its successors and assigns, all the real property, together with improvements, situate, lying and being in __________ County, __________, and described on
         EXHIBIT 1 attached hereto and incorporated herein by this reference.

         And subject to the provisions of this Deed, together with all and singular the hereditaments and appurtenances thereto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of Grantor, either in law or equity, of, in and to the above bargained premises, with the hereditaments, easements, rights of way and appurtenances, and with all of Grantor's interest, if any, in and to any and all minerals, water, ditches, wells, reservoirs and drains and all water, ditch, well, reservoir and drainage rights which are appurtenant to, located on, now or hereafter acquired under or above or used in connection with the property (collectively, the "PROPERTY").

         TO HAVE AND TO HOLD the said premises above bargained and described with the appurtenances, unto Grantee, its successors and assigns forever. Grantor, for itself, and its successors and assigns, does covenant, grant, bargain and agree to and with the Grantee, its successors and assigns, that at the time of the ensealing and delivery of these presents, it is well seized of the premises above conveyed, has good, sure, perfect, absolute and indefeasible estate of inheritance, in law, in fee simple, and has good right, full power and lawful authority to grant, bargain, sell and convey the same in manner and form as aforesaid, and that the same are free and clear from all former and other grants, bargains, sales, liens, taxes, assessments, encumbrances and restrictions of whatever kind or nature so ever, except those matters set forth on EXHIBIT 2, attached hereto and incorporated herein by this reference.

         The Grantor shall and will WARRANT AND FOREVER DEFEND the above-bargained premises in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof, by, through or under Grantor.

         It is the intent of Grantor and Grantee that the portions of the Property (the "REACQUISITION PARCELS") shown, labeled and described as "Lot 3" and "Lot 4" on EXHIBIT 3 hereto be reconveyed to Grantor at such time as the Reacquisition Parcels may be so conveyed without either Grantor or Grantee violating applicable subdivision laws and regulations; therefore, conveyance of the Property is hereby made by Grantor to Grantee subject to the following reservations, restrictions, rights, covenants and agreements (collectively, the "RESERVATIONS"), each of which shall be binding upon Grantee and all future owners of the Property and shall run with the land and burden the Property and its appurtenant rights and interests for the benefit of Grantor and its successors and assigns:

         1. RIGHT TO SUBDIVIDE. In consideration for Grantor conveying the Property to Grantee prior to the legal subdivision of the Reacquisition Parcels therefrom, Grantor hereby reserves the right and option (but not the obligation) for itself and its successors, assigns, employees, agents and independent contractors (collectively, together with Grantor, the "GRANTOR PARTIES") to take such actions as are reasonably necessary in order to subdivide the Property and establish the Reacquisition Parcels as one or more separate legal lots and to take such other actions with respect to the Property such that, after such subdivision of the Property into such separate legal lots or other actions, the Reacquisition Parcels may be legally conveyed separately from the remainder of the Property in full compliance with applicable subdivision and other governmental laws and regulations (the "SUBDIVISION"). All costs and expenses of the Subdivision shall be borne by Grantor. Grantor agrees to use reasonably commercial efforts to incorporate any reasonable requests by Grantee with respect to the Subdivision and the processing thereof, and Grantee agrees to cooperate with the Grantor Parties in all reasonable requests of Grantee made by the Grantor Parties in accomplishing the Subdivision, which cooperation shall include, without limitation, the execution and delivery of applications, plans, plats and other documents and instruments required by applicable governmental authorities to accomplish the Subdivision provided that Grantee shall have been afforded the reasonable opportunity to review in advance any items it is being requested to sign, and provided, further, that all costs of Grantee relating to submissions that are required to be paid to any consultants, associations or governments in connection therewith shall be borne by Grantor. In no event shall Grantor be prevented by Grantee for any reason from obtaining the right to build improvements on the Reacquisition Parcels that are allowed by current zoning. In furtherance of the foregoing, Grantee hereby grants to the Grantor Parties a license and easement to enter upon the Property at all reasonable times upon at least one business day's prior notice to Grantee, in order to perform surveys or other studies or investigations as shall be required in order to accomplish the Subdivision in a timely and expedient manner, provided that Grantor and the Grantor Parties shall be obligated to use reasonable good faith efforts to avoid interfering with the ongoing business of Grantee at the Property. Grantor shall indemnify and hold Grantee harmless from and against all liability, loss, damage, cost and expense, including, without limitation, any mechanic's liens and other claims for nonpayment of charges, which may be incurred by Grantee or burden or encumber the Property arising out of the acts or omissions of the Grantor Parties in accomplishing the Subdivision or performing the surveys or other studies or investigations on or with respect to the Property. Grantee shall indemnify and hold Grantor harmless from and against any liability, loss, damage, cost, and expense including, without limitation, any mechanics liens and other claims for non-payment of charges, which may be incurred by Grantee or burden or encumber the Reacquisition Parcels arising out of the acts or omissions of Grantee between the date of the Special Warranty Deed and the reconveyance of the Reacquisition Parcels to Grantor.

         2. RECONVEYANCE OPTION. In addition to the reservation, license and other rights and options granted above and as further consideration for Grantor conveying the Property to Grantee prior to the legal subdivision of the Reacquisition Parcels therefrom, Grantor hereby reserves the right and option for itself and its successors and assigns (and Grantee hereby grants to Grantor and its successors and assigns the right and option) to require Grantee to reconvey to Grantor (or such successors or assigns) by special warranty deed in the form of EXHIBIT 4 hereof and by special warranty bill of sale in the form of
EXHIBIT 5 hereof the Reacquisition Parcels (or either of them) after the Subdivision has been completed (said right and option being referred to herein as the "RECONVEYANCE OPTION"). Grantor shall have the right to exercise the Reconveyance Option by delivering notice of such exercise to the then owner of the Reacquisition Parcels within 15 business days after the Subdivision has been finally completed and the closing of the conveyance of the Reacquisition Parcels to Grantor shall occur on that date which is 10 business days after such notice. The conveyance of the Reacquisition Parcels shall include any and all rights and interests appurtenant to the Reacquisition Parcels arising out of the Subdivision and shall be subject to (and only to) those matters set forth on
EXHIBIT 2 attached hereto, those matters arising as a result of the Subdivision or the acts or omissions of Grantor and any other matters as may have been previously approved by Grantor. Grantor shall pay all unpaid Common Area Costs, as hereinafter defined, up to the date of such closing and shall also pay for all recording costs and transfer taxes associated with recording the deed to the Reacquisition Parcels and all of its title insurance premiums.

         3. REA. Simultaneous with the closing of the conveyance of the Reacquisition Parcels, Grantor and Grantee shall enter into a separate, recordable instrument (the "REA") pursuant to which each party shall grant to the other one or more perpetual easements for pedestrian and vehicular access, ingress and egress on, over and across the existing and to be constructed driveways and walkways located on their respective portions of the Property providing access to and from Belford Avenue and Peoria Street. The REA shall further state that the parties will (i) modify the median structures in said driveway and walkway areas, (ii) establish new curb cuts into such areas as shown on EXHIBIT 3 or as otherwise reasonably required by Grantor in order to provide efficient access to the Reacquisition Parcels, and (iii) provide for on-site direction of the flow of parking to and from the parking areas located adjacent to the Reacquisition Parcels. The REA will also provide for the equitable sharing of the costs and responsibilities of the matters addressed therein. The REA shall supercede and replace the agreements set forth in this paragraph 3.

         4. COMMON AREA COSTS. At all times while the Reservations remain in effect, Grantor shall be responsible for payment of the following costs and expenses attributable to the Reacquisition Parcels (collectively, the "COMMON AREA COSTS"): (i) a fee of $154.00 per month for liability insurance for the Reacquisition Parcels, (ii) a fee of $800.00 per month for landscaping maintenance costs; provided however, with appropriate advance notice to Grantee in lieu of payment of such fee, Grantor shall have the right to perform the maintenance work itself, so long as it maintains the Reacquisition Parcels in a neat, clean and safe condition, and (iii) a pro rata share of real estate taxes and assessments for the Reacquisition Parcels (collectively, the "COMMON AREA COSTS"). Said real estate taxes and assessments shall be calculated by multiplying: (i) the ratio of the land area of the Reacquisition Parcels to the total land area of the land included in the tax bill (ii) by the total tax due for the land (but not improvements) set forth in the tax bill. The Common Area Costs shall be paid by Grantor on a monthly basis in advance within 15 business days after delivery to Grantor of an invoice for the monthly amount owing together with a calculation in reasonable detail (including reasonable supporting evidence of the total amount payable for which Grantor's proportionate share is being calculated) of how the monthly amount was determined.

         5. TERMINATION OF THE RESERVATIONS. The Reservations shall automatically terminate and be of no further force and effect upon the first to occur of the following events: (i) July 1, 2001, if Grantor has not commenced Subdivision by such date, (ii) July 1, 2003, extended by any cause that is Force Majeure (as hereinafter defined), or (iii) the closing of conveyance of the Reacquisition Parcels to Grantor. Upon the occurrence of any of the foregoing events and request therefor from Grantee, Grantor shall execute and record any documents or instruments as shall be required in order for Grantee to be able to convey the Property free and clear of the Reservations, as determined by a title insurance company mutually acceptable to Grantor and Grantee. As used herein, the term "FORCE MAJEURE" shall mean: provided that Grantor has proceeded in a diligent and reasonable manner to obtain Subdivision, any act of God, or event not within the control of Grantor, including, without limitation, war, strikes, work stoppages, governmental moratorium, and governmental denial of applications or submissions for any reason, but specifically excluding weather, lack of funds and increase of costs.

         The Reservations constitute real property interests in the Property that run with the land and burden the Property and all present and future owners of the Property for the benefit and use of Grantor. The Reservations are personal to Grantor and may at any time and from time to time be freely conveyed, assigned or otherwise transferred. Upon any and each such transfer and delivery of notification of such transfer to Grantee along with a written assumption of the obligations of Grantor hereunder with respect to the Reservations, the applicable transferee shall automatically be substituted in all respects for Grantor with respect to all of the rights and obligations under the Reservations and Grantor shall automatically be released and relieved of all such rights and obligations other than any indemnity obligations hereunder; and thereafter, the term "GRANTOR" as used herein with respect to the Reservations shall mean and refer to such transferee.

         In the event of litigation that arises from a dispute regarding the provisions of this Deed, the prevailing party shall pay to the other party its reasonable attorneys' fees, expert witness fees, costs and expenses.

         IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed as of the date set forth above.


                                           GRANTOR:

                                           __________________________________,

                                           a ________________________________


                                           By: ______________________________

                                               Its: _________________________

STATE OF                 )
                         ) ss.
COUNTY OF    ____________)

         On this ____ day of __________, 2000, before me, the undersigned officer, personally appeared ____________________ and acknowledged that he/she executed the foregoing instrument in such capacity of the purposes therein contained.

         WITNESS my hand and official seal.

         My commission expires: ____________________.


(NOTARIAL SEAL)

                                            ____________________________________
                                            Notary Public


AGREED AND ACCEPTED: DATE: December ____, 2000

                                 GRANTEE:


                                 ______________________________________________,

                                 a ____________________________________________


                                 By: __________________________________________

                                     Its: _____________________________________


STATE OF                 )
                         ) ss.
COUNTY OF    ____________)

         On this ____ day of __________, 2000, before me, the undersigned officer, personally appeared ____________________ and acknowledged that he/she executed the foregoing instrument in such capacity of the purposes therein contained.

         WITNESS my hand and official seal.

         My commission expires:  ____________________.


(NOTARIAL SEAL)


                                            ____________________________________
                                            Notary Public

                                    EXHIBIT 1
                            TO SPECIAL WARRANTY DEED

                        LEGAL DESCRIPTION OF THE PROPERTY

                                    EXHIBIT 2
                          TO THE SPECIAL WARRANTY DEED

                              PERMITTED EXCEPTIONS

                                    EXHIBIT 3
                          TO THE SPECIAL WARRANTY DEED

                              REACQUISITION PARCELS

                       [SAME AS EXHIBIT N TO THE CONTRACT]

                                    EXHIBIT 4
                            TO SPECIAL WARRANTY DEED

                                RECONVEYANCE DEED

         THIS SPECIAL WARRANTY DEED (this "DEED"), made as of the _____ day of __________, 2000, is between ____________________, a ____________________
("GRANTOR"), and ____________________, a ____________________ ("GRANTEE"), whose legal address is ______________________________________________________________.

                  WITNESSETH, That Grantor, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold and conveyed, and by these presents does grant, bargain, sell, convey and confirm, unto Grantee, its successors and assigns forever, all the real property, together with improvements, situate, lying and being in __________ County, __________, and described on EXHIBIT A attached hereto and incorporated herein by this reference.

         TOGETHER with all and singular the hereditaments and appurtenances thereto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of Grantor, either in law or equity, of, in and to the above bargained premises, with the hereditaments, easements, rights of way and appurtenances, and with all of Grantor's interest, if any, in and to any and all minerals, water, ditches, wells, reservoirs and drains and all water, ditch, well, reservoir and drainage rights which are appurtenant to, located on, now or hereafter acquired under or above or used in connection with the property (collectively, the "PROPERTY").

         TO HAVE AND TO HOLD the said premises above bargained and described with the appurtenances, unto Grantee, its successors and assigns forever. Grantor, for itself, and its successors and assigns, does covenant, grant, bargain and agree to and with the Grantee, its successors and assigns, that at the time of the ensealing and delivery of these presents, it is well seized of the premises above conveyed, has good, sure, prefect, absolute and indefeasible estate of inheritance, in law, in fee simple, and has good right, full power and lawful authority to grant, bargain, sell and convey the same in manner and form as aforesaid, and that the same are free and clear from all former and other grants bargains, sales, liens, taxes, assessments, encumbrances and restrictions of whatever kind or nature so ever, except those matters set forth on EXHIBIT B, attached hereto and incorporated herein by this reference.

         The Grantor shall and will WARRANT AND FOREVER DEFEND the above-bargained premises in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof, by, through or under Grantor.

         IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed as of the date set forth above.

                                           GRANTOR:

                                           __________________________________,

                                           a ________________________________


                                           By: ______________________________

                                               Its _________________________


STATE OF                 )
                         ) ss.
COUNTY OF    ____________)

         On this ____ day of __________, 2000, before me, the undersigned officer, personally appeared ____________________ and acknowledged that he/she executed the foregoing instrument in such capacity of the purposes therein contained.

         WITNESS my hand and official seal.

         My commission expires: ____________________.


(NOTARIAL SEAL)

                                            ____________________________________
                                            Notary Public

                                    EXHIBIT 5
                          TO THE SPECIAL WARRANTY DEED

                          SPECIAL WARRANTY BILL OF SALE


         FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, _______________, a _______________ ("SELLER"), hereby sells, assigns, transfers and delivers to _______________, a _______________ ("PURCHASER"), all of
Seller's right, title and interest, if any, in, but to the extent relating only to the Reacquisition Parcels: all sewer and water taps, permits and licenses, surveys, soil tests, market studies, drainage studies, cost estimates for development, traffic studies, plats, plans, landscape plans, specifications, engineering data, drawings, feasibility studies, appraisals, environmental reports, topographical reports or drawings and reports of any kind, character or description in the possession of or under the control of Seller, permissions, options, advertising materials, booklets, and manuals pertaining to equipment and other instruments, documents and material information, records, written warranties, guarantees and representations made by contractors, subcontractors, architects, engineers, materialmen, suppliers, manufacturers, and any other parties; provided however, that none of the foregoing shall include any information or interests related to the business of Seller which may have been operated from or on the Reacquisition Parcels. Seller warrants to Purchaser that Seller has good title to all such personal property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, and Seller shall forever warrant and defend the title to all such personal property unto Purchaser against all and every person or persons claiming the whole or any part thereof, by, through or under Seller.

         DATED:  _____________________________, 2000.


                                           __________________________________,

                                           a ________________________________


                                           By: ______________________________

                                               Its _________________________

                                    EXHIBIT K

                      FORM OF SPECIAL WARRANTY BILL OF SALE


         FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged _______________, a _______________ ("SELLER"), hereby sells, assigns, transfers and delivers to _______________, a _______________ ("PURCHASER"), all of
Seller's right, title and interest, if any, in and to all Personal Property (as such term is defined in the Contract) including, without limitation, the personal property described in Exhibit C of the Contract and to the extent transferable: all of Seller's right, title and interest in and to all surveys, soil tests, market studies, drainage studies, cost estimates for development, traffic studies, plats, plans, landscape plans, specifications, engineering data, drawings, feasibility studies, appraisals, environmental reports, topographical reports or drawings and reports of any kind, character or description prepared for use in connection with the Property in the possession of or under the control of Seller, all of Seller's right, title and interest in and to all permits, permissions, licenses, occupancy certificates, options, advertising materials, booklets, and manuals pertaining to equipment or other items installed on the Property and other instruments, documents and material information relating to the Property or occupancy thereof, operating books (specifically relating to the operation of the building situated on the Property only) and records relating to the Property, written warranties, guarantees and representations made by contractors, subcontractors, architects, engineers, materialmen, suppliers, manufacturers, and any other parties related in any way to the Property; provided however, that none of the foregoing shall include any information or interests related to the business of Seller which may have been operated from or on the Property. Seller warrants to Purchaser that Seller has good title to all such personal property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, and Seller shall forever warrant and defend the title to all such personal property unto Purchaser against all and every person or persons claiming the whole or any part thereof, by, through or under Seller.

         For purposes of this Special Warranty Bill of Sale and Blanket Assignment, the term "CONTRACT" means that certain Contract dated December ___, 2000, by and between TCI Realty LLC, as Seller, and Teletech Services Corporation, as Purchaser, relating to the property known generally as 9197 South Peoria, Englewood, Colorado, and more particularly described on Exhibit A attached hereto.

         DATED:  _____________________________, 2000.


                                           __________________________________,

                                           a ________________________________


                                           By: ______________________________

                                               Its _________________________

                                    EXHIBIT L

                        FORM OF ASSIGNMENT AND ASSUMPTION


         THIS ASSIGNMENT AND ASSUMPTION (this "ASSIGNMENT") is made as of __________ __, 2000, by and between _______________, a _______________
("ASSIGNOR"), and _______________, a _______________ ("ASSIGNEE").


                             W I T N E S S E T H:

         For valuable consideration, receipt of which is acknowledged, Assignor and Assignee agree as follows:

ASSIGNMENT AND ASSUMPTION.

         a. Assignor hereby assigns and transfers to Assignee all right, title and interest of Assignor in, to and under the service agreements described in EXHIBIT A attached hereto (the "SERVICE AGREEMENTS").

         b. Assignee hereby accepts the foregoing assignment, and assumes and agrees to perform, and Assignor is hereby relieved of all further liability in connection with all of Assignor's obligations and liabilities under the Service Agreements, and all costs related thereto that arise or accrue after the date hereof.

         1.  INDEMNIFICATION.

             a. Assignor shall indemnify and defend Assignee against and hold Assignee harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees that are caused by any failure by Assignor to perform the obligations of the Assignor under the Service Agreements before the date of this Assignment to the extent that Assignee has not assumed any of such obligations as provided above.

             b. Assignee shall indemnify and defend Assignor against and hold Assignor harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, that are caused by any failure by Assignee to perform the obligations of the Assignee arising or accruing under the Service Agreements on or after the date of this Assignment or any failure by Assignee to otherwise perform any of the obligations of Assignee assumed herein.

         2. RETENTION OF RIGHTS AGAINST THIRD PARTIES. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any rights, claims or actions that

Assignor has, or may have, with respect to vendees, contractors or other relevant third parties in connection with any events, acts or omissions arising or occurring prior to the date hereof.

         3. WARRANTY OF SIGNERS. Each individual executing and delivering this Assignment on behalf of a party hereto hereby represents and warrants to the other party that such individual has been duly authorized and empowered to make such execution and delivery.

         4. FURTHER ASSURANCES. The parties shall promptly execute and deliver any additional instruments or documents which may be reasonably necessary to evidence or better effect the assignment contemplated hereby.

         5. COUNTERPARTS. This Assignment may be executed in any number of counterparts and by each party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

         6. GOVERNING LAW. This Assignment shall be deemed to be an agreement made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with such laws.

         7. BINDING EFFECT. This Assignment shall be binding upon and inure to the benefit of each of the parties and its successors and assigns.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first hereinabove written.


                                          "ASSIGNOR"

                                           __________________________________,

                                           a ________________________________


                                           By: ______________________________

                                               Its _________________________


                                           "ASSIGNEE"

                                           __________________________________,

                                           a ________________________________


                                           By: ______________________________

                                               Its _________________________

                     Exhibit A to Assignment and Assumption

                                    EXHIBIT M

                      OPERATING STATEMENT FOR THE PROPERTY

                             October 99-September 00
                               Operating Expenses



ACCOUNT CATEGORY                   ANNUAL AMT.     $/RSF=271,678                      COMMENTS
----------------                   -----------     -------------                      --------
UTILITIES
  Water                               101,929          $0.38      Investigating surcharge of $30,000
  Power                               440,520          $1.62      BOMA Avg = $1.42, High Mid = $1.55 (Denver
                                                                  suburban)
  Trash Removal                        18,135          $0.07
                                      560,584          $2.06
----------------------------------------------                    -------------------------------------------------
JANITORIAL                                               $ -
  Cleaning                            319,836          $1.18      Includes day porters doing light mechanical
  Windows                              37,120          $0.14
  Pest                                  6,828          $0.03
  Garage & Roads                        7,847          $0.03
----------------------------------------------                    -------------------------------------------------
                                      371,631          $1.37      Could be reduced, 188 Inverness running $1.12
                                                         $ -
----------------------------------------------                    -------------------------------------------------
LANDSCAPING/SNOW REMOVAL               32,938          $0.12
----------------------------------------------                    -------------------------------------------------
                                                         $ -
----------------------------------------------                    -------------------------------------------------
SECURITY GUARDS                       184,404          $0.68      $184,404 per year at 5.2 FTE guards/dockmaster.
                                                                  AT&T Broadband currently has 13 full time
                                                                  "guards" at 520 hours per week for a total of
                                                                  $461,112 per year.
----------------------------------------------                    -------------------------------------------------
FIRE LIFE & SAFETY                    101,300          $0.37      ADT maintenance and inspection agreement, this
                                                                  could be reduced upon review of duties and needs
----------------------------------------------                    -------------------------------------------------
MAINTENANCE & REPAIR                                     $ -
  Mechanics/Wages/Benefits             81,200          $0.30      Chief Engineer & Mechanic, cost includes
                                                                  benefits
  Mechanical                           70,680          $0.26      May include some contract labor for mechanic
                                                                  vacancy
  Electrical                           44,486          $0.16      May include some contract labor for mechanic
                                                                  vacancy
  Elevator                             20,088          $0.07
  Misc                                  4,768          $0.02
----------------------------------------------                    -------------------------------------------------
                                      241,934          $0.89
PROP MGR/ALLOCATED FAC MGR                               $ -
  Salaries/Wages/Benefits/Taxes        86,000          $0.32      Staff of 1.2 FTE, cost includes benefits. (20%
                                                                  of Fac Mgr)
  Property Taxes                    1,017,117          $3.74      Paid in 2000, includes all land
  Insurance                                 -            $ -      Under master company agreement
                                    ---------          -----
Total                               2,595,908          $9.56


                                    EXHIBIT N

                              REACQUISITION PARCELS